UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 16, 2008

California Coastal Communities, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17189	02-0426634
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Executive Circle, Suite 250, Irvine, California		92614
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (949) 250-7700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(b)  On October 16, 2008, as a result of the departure of Thomas W. Sabin, Jr. from the Registrant’s board of directors discussed in Item 5.02 below, the Registrant notified Nasdaq, upon whose Global Market the Registrant’s common stock is listed for trading, that the Registrant is not presently in compliance with Nasdaq Stock Market Rule 4350(d) (2) (A) which requires that the Registrant’s audit committee be comprised of at least three (3) independent directors.

The Registrant intends to appoint a third independent director to its audit committee prior to the date of its next annual meeting of stockholders presently expected to occur in May of 2009, which is within the cure period provided under Nasdaq Stock Market Rule 4350(d)(4)(B).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On October 16, 2008, Thomas W. Sabin, Jr., the Registrant’s Chairman of the Board resigned from that post and as a director of the Registrant due to the time commitments required by a new business venture that he is pursuing.  Phillip R. Burnaman II, an existing director of the Registrant and the chairman of its audit committee, has been appointed to succeed Mr. Sabin as Chairman of the Board.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2008	California Coastal Communities, Inc.
	By:	/s/ Sandra G. Sciutto
Sandra G. Sciutto
Chief Financial Officer and
Senior Vice President